SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 8-K

                         CURRENT REPORT


               Pursuant to Section 13 or 15 (d) of
               the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 18, 1996


             Mechanical Technology Incorporated
     (Exact name of registrant as specified in its charter)

                           New York
  (State or other jurisdiction of incorporation or organization)

         0-6890                             14-1462255
(Commission File Number)      (I.R.S. Employer Identification No.)

968 Albany-Shaker Road, Latham, New York                  12110
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code (518) 785-2211














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Item 5.   Other Events.

     On April 18, 1996, the Registrant issued a press release regarding the approval that had been granted by the Registrant's Board of Directors, for purposes of Section 912 of the New York Business Corporation Law, with respect to the proposed purchase by First Albany Companies of 909,091 shares of the Registrant's common stock (representing about 25% of the Registrant's outstanding shares) and approximately $4 million of the Registrant's debt. A copy of this press release is filed herewith as Exhibit 20.2 and is incorporated herein by reference.
     On April 19, 1996, the Registrant issued a press release regarding an agreement in principle that had been reached for the sale of the Registrant's Ling Electronics, Inc. subsidiary. A copy of this press release is filed herewith as Exhibit 20.3 and is incorporated herein by reference.


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Item 7.   Financial Statements, ProForma Financial Information and
          Exhibits.

          (a) None.
          (b) None.
          (c) The following exhibits are filed herewith:
              20.2  Press release issued by the Registrant, dated
                    April 18, 1996.
              20.3  Press release issued by the Registrant, dated
                    April 19, 1996.

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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

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                                MECHANICAL TECHNOLOGY INCORPORATED



Date: April 23, 1996            By: /s/ R. Wayne Diesel
                                    R. Wayne Diesel
                                    President & CEO
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

                                                    Exhibit 20.2



FROM:     R. Wayne Diesel, President & CEO  (518/785-2334)

DATE:     April 18, 1996


FOR IMMEDIATE RELEASE


LATHAM, NY - The Board of Directors of Mechanical Technology Incorporated (MTI) has voted to approve a request by First Albany Companies to purchase 909,091 shares of MTI common stock and approximately $4 million of the Company's debt from the New York State Superintendent of Insurance as liquidator of United Community Insurance Company.

The approval of MTI's Board was required pursuant to Section 912 of the New York Business Corporation Law in order to allow First Albany to pursue its stated objectives of assisting in the revitalization of MTI through the restructuring of its debt obligations and the infusion of new equity capital.

The MTI Board approved First Albany's proposed purchase of the stock and debt after receiving assurances from First Albany that (among other things) it would not merge MTI into First Albany or its affiliates, strip MTI's assets, do a leveraged buy-out, or otherwise squeeze out MTI's minority shareholders, and that the terms of any restructuring of the MTI debt purchased by First Albany, or of any proposal for the infusion of new equity capital into MTI, would have to be approved by a majority of disinterested members of the MTI Board of Directors.

MTI understands that First Albany has not yet completed its proposed purchase of the shares of MTI common stock (representing about 25% of MTI's outstanding shares) and the MTI debt from the Superintendent of Insurance. In anticipation of the completion of First Albany's purchase of the shares and debt, some preliminary discussions regarding a possible debt restructuring and related matters have already taken place between representatives of MTI and First Albany; however, no specific proposal for the terms on which the debt could be restructured has yet been made, and no agreements have been reached on these matters.

MTI provides contract technology development and engineering services and is a manufacturer of advanced products for the test and measurement markets. The Company was founded in 1961 and is headquartered in Latham, New York. The Company's stock trades in the Over the Counter Market and is listed under the symbol MTIX in the "pink sheets".

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                                                        Exhibit 20.3



FROM:     R. Wayne Diesel, President & CEO  (518/785-2334)

DATE:     April 19, 1996


FOR IMMEDIATE RELEASE


LATHAM, NY - Mechanical Technology Inc. (MTI) announced today that it has reached an agreement in principle for the sale of its Ling Electronics, Inc. subsidiary. Ling, based in Anaheim, California, develops and manufactures electrodynamic shakers, high-intensity sound transducers, and power amplifiers used to perform reliability testing and stress screening during product development and quality control; together with its Kimball (TM) line of dynamic test fixtures, Ling supplies complete vibration test systems to an international market.

Under the terms of the agreement, MTI will receive cash at closing in an amount that approximates Ling's net book value; any resulting gain or loss on the transaction is not expected to be material. Proceeds of the sale will be used to reduce debt and as additional working capital. The transaction is subject to negotiation and execution of a definitive agreement and to the purchaser's completion of a "due diligence" review of Ling's business and assets, and is expected to be completed by the end of May.

R. Wayne Diesel, MTI President and Chief Executive Officer, said that the transaction represents another step in MTI's efforts to refocus on its core businesses and further strengthen its financial position.

MTI provides contract technology development and engineering services and is a manufacturer of advanced products for the test and measurement markets. The Company was founded in 1961 and is headquartered in Latham, New York. The Company's stock trades in the Over the Counter Market and is listed under the symbol MTIX in NASD's OTC electronic bulletin board.

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